SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ANWORTH MORTGAGE ASSET CORPORATION

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April 18, 2008

Dear Stockholder:

Our annual meeting of stockholders will be held at the principal offices of our company located at 1299 Ocean Avenue, 2nd Floor, Santa Monica, California, at 10:00 a.m. on Thursday, May 22, 2008. The formal meeting notice and our proxy statement for the meeting are attached.

Each of the proposals to be presented at the annual meeting are described in the accompanying proxy statement. We urge you to carefully review the proxy statement which discusses each of the proposals in more detail.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. Returning your completed proxy will ensure your representation at the annual meeting.

We look forward to seeing you on May 22.

Sincerely,

/s/ Lloyd McAdams
Lloyd McAdams
Chairman and Chief Executive Officer

ANWORTH MORTGAGE ASSET CORPORATION

1299 Ocean Avenue, 2nd Floor

Santa Monica, California 90401

(310) 255-4493

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 22, 2008

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Anworth Mortgage Asset Corporation, a Maryland corporation, will be held on Thursday, May 22, 2008 at 10:00 a.m. at our principal offices located at 1299 Ocean Avenue, 2nd Floor, Santa Monica, California 90401 for the following purposes:

1.	To elect six directors to serve for the ensuing year or until their successors are duly elected and qualified;

2.	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008;

3.	To authorize an amendment to our Amended Articles of Incorporation to increase our authorized number of shares of common stock from 100 million to 200 million shares; and

4.	To transact such other business as may properly come before the annual meeting or at any adjournment or postponement thereof.

Our board of directors recommends that you vote for each of the proposals. Stockholders of record at the close of business on April 11, 2008 are entitled to vote at the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the annual meeting in person. To ensure your representation at the annual meeting, you are urged to mark, sign, date and return the enclosed proxy card promptly in the postage-paid envelope enclosed for that purpose. Any stockholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

Sincerely,

/s/ Thad M. Brown
Thad M. Brown
Secretary

Santa Monica, California

April 18, 2008

ANWORTH MORTGAGE ASSET CORPORATION

1299 Ocean Avenue, 2nd Floor

Santa Monica, California 90401

(310) 255-4493

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 22, 2008

INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement contains information related to the annual meeting of Anworth Mortgage Asset Corporation, which will be held on Thursday, May 22, 2008 at the principal offices of our company located at 1299 Ocean Avenue, 2nd Floor, Santa Monica, California 90401, or at any adjournment or postponement thereof.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will consider and vote upon the following matters:

•	The election of six directors to our board of directors, or the board;

•	The ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008;

•	The authorization of an amendment to our Amended Articles of Incorporation to increase our authorized number of shares of common stock from 100 million to 200 million shares; and

•	Such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

We sent you these proxy materials because the board is requesting that you allow your shares to be represented at the meeting by the proxyholders named in the enclosed proxy card. This proxy statement contains information that we are required to provide you under the rules of the Securities and Exchange Commission, or SEC, and that is designed to assist you in voting your shares. On or about April 18, 2008, we began mailing these proxy materials to all stockholders of record at the close of business on April 11, 2008.

Who is entitled to vote at the annual meeting?

Holders of record of our common stock at the close of business on April 11, 2008 are entitled to vote at the annual meeting. As of April 11, 2008, there were [                ] shares of our common stock outstanding. Stockholders are entitled to cast one vote per share on each matter presented for consideration and action at the annual meeting.

Your vote is important. Stockholders can vote in person at the annual meeting or by proxy. If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the other proposals.

What votes are needed to hold the annual meeting?

The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the annual meeting. Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting who will determine whether or not a quorum is present. For purposes of determining whether a quorum is present, abstentions and broker non-votes are counted as present.

How does the board recommend that I vote on the proposals?

If no instructions are indicated on your valid proxy, the proxyholders will vote in accordance with the recommendations of the board. The board recommends a vote:

•	“FOR” each of the nominees for director listed in this proxy statement;

•	“FOR” the ratification of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

•	“FOR” the authorization of an amendment to our Amended Articles of Incorporation to increase our authorized number of shares of common stock from 100 million to 200 million shares.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the proxyholders will vote as recommended by the board, or if no recommendation is given, in their own discretion.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should contact your broker and ask what directions your broker will need from you. Your broker will not be able to vote your shares without instructions from you.

Can I change my vote after I have mailed my signed proxy card?

There are three ways in which you can change your vote before your proxy is voted at the annual meeting. First, you can send our secretary a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated a later date than the first proxy card. Third, you can attend the annual meeting and vote in person. Your attendance at the annual meeting will not, however, by itself revoke your proxy. If you hold your shares in “street name” and have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

What vote is required to approve each proposal?

The directors receiving the most votes at a meeting at which a quorum is present will be elected. The affirmative vote of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to authorize the proposed amendment to our Amended Articles of Incorporation to increase our authorized shares of common stock from 100 million to 200 million shares. The affirmative vote of a majority of all votes cast on the matter at a meeting at which a quorum is present is necessary to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm and to approve any other proposals to be brought before the annual meeting.

What is the effect of abstentions and broker non-votes?

Abstentions will not be counted as votes cast and will have no effect on the result of the vote. Broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The board consists of six members, four of whom are independent within our director independence standards, which are consistent with the director independence standards of the New York Stock Exchange, or NYSE. At the annual meeting, a total of six directors will be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified.

Unless otherwise instructed, the proxyholders will vote the proxies received by them for the six nominees named below. If any of our nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present board to fill the vacancy. It is not presently expected that any of the nominees named below will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in a manner to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxyholders.

Information Regarding Nominees for Director

Biographical summaries and ages as of the date hereof of individuals nominated by the board for election as directors are provided below:

Lloyd McAdams, age 62, has been our Chairman of the Board, President and Chief Executive Officer since our formation in 1997. Mr. McAdams served in those capacities at Anworth Mortgage Advisory Corporation, our management company, from its formation in 1997 until its merger with our company in June 2002. Mr. McAdams is also the Chairman of the Board, Chief Investment Officer and co-founder of Pacific Income Advisers, Inc., or PIA, an investment advisory firm organized in 1986 that manages portfolios for institutional and individual clients. Mr. McAdams is also the Chairman of Syndicated Capital, Inc., a registered broker-dealer. Mr. McAdams holds a Bachelor of Science in Statistics from Stanford University and a Masters in Business Administration from the University of Tennessee. Mr. McAdams is a Chartered Financial Analyst charterholder and a Certified Employee Benefit Specialist.

*Lee A. Ault, III, age 71, has been a director of our company since October 2002 and is also a private investor. Mr. Ault has also served as a director since July 1999 and as Chairman of the Board (non-executive) since November 2005 of American Funds Insurance Series, Inc. He has also served as Chairman of the Board (non-executive) of American Funds Target Date Retirement Series, Inc. since December 2006. Mr. Ault also serves as a director of Office Depot, Inc. From 1968 until 1992, he was Chief Executive Officer of Telecredit, Inc., a payment services company. He also served as President of Telecredit, Inc. from 1968 until 1983 and as Chairman of the Board from 1983 until 1992. From 1999 until 2006, Mr. Ault served as Chairman of the Board of In-Q-Tel, Inc., a technology venture company.

*Charles H. Black, age 81, has been a director of our company since its formation. Since 1985, Mr. Black has been a private investor and financial consultant. From 1985 to 1987, he served as Vice Chairman and Director of Pertron Controls Corporation. From 1982 to 1985, Mr. Black served as the Executive Vice President, Director, Chief Financial Officer and Chairman of Investment Committee for Kaiser Steel Corporation. From 1980 to 1982, Mr. Black served as Executive Vice President and Chief Financial Officer of Great Western Financial Corporation. From 1957 to 1980, Mr. Black served at Litton Industries, where he ultimately held the position of Corporate Vice President and Treasurer. Mr. Black serves as an advisory director of Windsor Capital Group, Inc. and Jet Fleet International Inc.

*Joe E. Davis, age 73, has been a director of our company since its formation. Since 1982, Mr. Davis has been a private investor. From 1974 to 1982, Mr. Davis served as President and Chief Executive Officer of National Health Enterprises, Inc. Mr. Davis also serves as a director of Natural Alternatives International, Inc., American Funds Insurance Series, Inc. and American Funds Target Date Retirement Series, Inc.

*Robert C. Davis, age 63, has been a director of our company since May 2005. Mr. Davis has been the Chief Executive Officer of Optimus EMR, Inc. since 2000. Prior to that, he served as Chief Executive Officer and

Chairman of the Board of Amcare, Inc. and as a director of Roger Cleveland Golf Company, Inc. Mr. Davis holds both a Master of Business Administration degree in Finance and a Bachelor of Science degree in Accounting from the University of Southern California.

Joseph E. McAdams, age 39, has been a director and Executive Vice President of our company since June 2002 and Chief Investment Officer of our company since January 2003. Mr. McAdams joined our company as a Vice President in June 1998. Mr. McAdams joined PIA in 1998 and holds the position of Senior Vice President. Mr. McAdams serves as a Portfolio Manager and the Director of Fixed Income of PIA with a specialty in mortgage-backed securities and is also responsible for PIA’s fixed income trading. Prior to joining PIA, from 1993 to 1998, Mr. McAdams was employed by Donaldson, Lufkin & Jenrette Securities Corp. as a mortgage-backed security trader and analyst. Mr. McAdams holds a Master of Arts degree in Economics from the University of Chicago and a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania. Mr. McAdams is also a Chartered Financial Analyst charterholder.

*	Member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Joe E. Davis and Mr. Robert C. Davis are not related.

Vote Required

The directors receiving the most votes at a meeting at which a quorum is present will be elected.

The board unanimously recommends that you vote FOR the election of each of the nominees listed above. Proxies received will be so voted unless stockholders specify otherwise in the proxy.

Corporate Governance

The board believes we have observed sound corporate governance practices in the past. Nevertheless, during the past five years, and particularly following enactment of the Sarbanes-Oxley Act of 2002, we, like many public companies, have addressed the changing environment by reviewing our policies and procedures and, where appropriate, adopting new practices. In connection with these corporate governance initiatives, and based on a review of our current practices, current and pending laws and regulations, evolving corporate practices and standards and other factors, we have taken the following actions during the past five years:

•	amended the written charter for our Audit Committee pursuant to the revised rules of the NYSE;

•	upon the merger with our external manager in 2002, formed a Compensation Committee and adopted a written charter for such committee;

•	formed a Nominating and Corporate Governance Committee and adopted a written charter for such committee pursuant to the rules of the NYSE;

•

adopted and later amended a corporate Code of Conduct which qualifies as a “code of ethics” as defined by Item 406 of Regulation S–K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•

adopted and later amended Corporate Governance Guidelines pursuant to the rules of the NYSE that govern, among other things, board member qualifications, responsibilities, compensation, management succession, as well as board self-evaluation; and

•	nominated four of six directors for election who qualify as “independent” as defined in the rules of the NYSE.

Independence of Nominees for Director

The board has adopted the NYSE independence tests set forth in Listed Company Manual Section 303A.02 to assist it in making determinations of independence. The board has determined that all of the nominees standing for election at the annual meeting of stockholders, other than Lloyd McAdams and Joseph E. McAdams, our Chairman, Chief Executive Officer and President and Chief Investment Officer and Executive Vice President, respectively, are independent of our company under the aforementioned NYSE independence standards in that such nominees have no material relationship with us either directly or as a partner, stockholder or affiliate of an organization that has a relationship with our company. The board has made this determination in part based on the following:

•	other than Lloyd McAdams and Joseph E. McAdams, no nominee for director has any current or prior material relationships with our company aside from his directorship that could affect his judgment;

•

other than Lloyd McAdams and Joseph E. McAdams, no nominee for director is, or has been within the last three years, an employee of our company, or has an immediate family member that is or has been within the last three years, an executive officer of our company;

•

other than Lloyd McAdams and Joseph E. McAdams, no nominee for director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from our company, other than director and committee fees and pension or other forms of deferred compensation for prior service (such compensation not being contingent in any way on continued service);

•	no nominee for director or an immediate family member of a nominee for director is a current partner of a firm that is our company’s internal or external auditor;

•	no nominee for director is a current employee of a firm that is our company’s internal or external auditor;

•

no nominee for director has an immediate family member who is a current employee of a firm that is our company’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

•

no nominee for director or an immediately family member of a nominee for director was within the last three years (but is no longer) a partner or employee of a firm that is our company’s internal or external auditors and personally worked on our company’s audit within that time;

•

other than Lloyd McAdams and Joseph E. McAdams, no nominee for director or an immediate family member of a nominee for director is, or has been within the last three years, employed as an executive officer of another company where any of our company’s present executive officers at the same time serves or served on that company’s compensation committee; and

•

other than Lloyd McAdams and Joseph E. McAdams, no nominee for director is a current employee, or has an immediate family member that is a current executive officer of a company that has made payments to, or received payments from, our company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Presiding Director

Our independent directors appoint a presiding director to strengthen the independence and the role of the independent directors. The duties of the presiding director are to:

•	preside at board meetings in the absence of the chairman of the board, or upon designation by a majority of directors;

•	preside at executive sessions or other meetings of the independent directors;

•	recommend the retention of consultants, legal, financial or other professional advisors who are to report directly to the board;

•	consult with the chairman of the board as to agenda items for board and committee meetings; and

•	coordinate with committee chairs in the development and recommendations relative to board and committee meeting schedules.

The independent directors have decided to rotate the position of presiding director among the independent directors. As such, each calendar quarter, a different independent director fulfills the role of presiding director at each meeting of the board.

Board Committees

The board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Other committees may be established by the board from time to time. The following is a description of each of the committees and their composition.

Audit Committee

Our Audit Committee consists of four members: Joe Davis (chairman), Charles Black, Lee Ault, and Robert Davis, each of whom qualifies as “independent” under the rules of the NYSE. The board has determined that:

•	Mr. Black qualifies as an “audit committee financial expert,” as defined by the SEC, and

•	all members of the Audit Committee are “financially literate,” within the meaning of NYSE rules, and “independent,” under the strict audit committee independence standards of the SEC and the NYSE.

Our Audit Committee operates pursuant to a written charter adopted by the board. Among other things, the Audit Committee Charter calls upon the Audit Committee to:

•	review the financial information that will be provided to the stockholders and others;

•	review the adequacy of systems of internal controls that management and the board have established;

•	review our audit and financial reporting process; and

•	maintain free and open lines of communication among the committee, our independent auditors and management.

It is not the duty of the Audit Committee to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing those financial statements. Our Audit Committee does, however, consult with management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. In addition, the committee is responsible for retaining, evaluating and, if appropriate, recommending the termination of our independent certified public accountants and approving professional services provided by the independent public accountants.

The Audit Committee held six meetings during 2007.

Compensation Committee

Our Compensation Committee consists of four members: Charles Black (chairman), Joe Davis, Lee Ault and Robert Davis. The board has determined that all of the Compensation Committee members qualify as:

•	“independent directors” under the NYSE independence standards;

•	“non-employee directors” under the Exchange Act Rule 16b-3; and

•	“outside directors” under Internal Revenue Code section 162(m).

Our Compensation Committee has been delegated authority by the board to administer our equity incentive plans, to determine the Principal Executive Officer’s salary and bonus, if any, and to make salary and bonus recommendations to the Principal Executive Officer regarding all other employees. The Compensation Committee has delegated the responsibility for salary adjustments and bonus payments on all employees to the Principal Executive Officer (other than with respect to decisions regarding his salary adjustments and bonus payments) subject to the following exceptions: relative to the Chief Investment Officer, the Principal Financial Officer and any other employee so designated by the Compensation Committee, any salary increase or payment of bonus compensation other than those subject to the 2002 Incentive Compensation Plan, or the 2002 Incentive Plan, shall become effective only after approval by the Principal Executive Officer and then ratification by the Compensation Committee. The Compensation Committee did not use the services of any external consultant in determining either executive or director compensation.

Our Compensation Committee operates pursuant to a written charter that was adopted by the board. Our Compensation Committee recently recommended and our board approved several amendments to the written charter, a copy of which is posted on our web site at www.anworth.com (the information on our web site is not a part of this proxy statement). Among other things, the charter calls upon the Compensation Committee to:

•	determine our compensation policies and all forms of compensation to be provided to our salaried employees;

•	review and approve the specific salaries and bonuses for the Named Executive Officers and review their overall job performance;

•	review and ratify the specific salaries and bonuses for the executive officers (other than the Named Executive Officers) and review their overall job performance;

•	review and approve the proposed compensation and terms of employment of persons proposed to be hired as executive officers;

•	review and approve fringe benefits and perquisites of salaried employees and executive officers and directors;

•	review and approve amendments to benefit plans and programs for salaried employees and executive officers;

•	administer our 2004 Equity Compensation Plan and 2007 Dividend Equivalent Rights Plan; and

•	make recommendations with respect to stock, restricted stock, option and DER grants and other incentive compensation arrangements for our employees.

The Compensation Committee held five meetings during 2007.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of four members: Lee Ault (chairman), Charles Black, Joe Davis and Robert Davis. The committee is composed entirely of independent directors as required by NYSE rules. Our Nominating and Corporate Governance Committee establishes and implements our corporate governance practices and nominates individuals for election to the board.

Our Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the board. Among other things, the charter calls upon the Nominating and Corporate Governance Committee to:

•	develop criteria for selecting new directors and to identify individuals qualified to become board members and members of the various committees of the board;

•	select, or to recommend that the board select, the director nominees for the each annual meeting of stockholders and the committee nominees; and

•	develop and recommend to the board a set of corporate governance principles applicable to the corporation.

The Nominating and Corporate Governance Committee held two meetings during 2007.

Additional Governance Matters

Code of Conduct

The board has established the Anworth Mortgage Asset Corporation Code of Ethics and Business Conduct, or the Code of Conduct, which qualifies as a “code of ethics” as defined by Item 406 of Regulation S–K of the Exchange Act. Among other matters, the Code of Conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code of Conduct to appropriate persons identified in the code; and

•	accountability for adherence to the Code of Conduct.

Waivers to the Code of Conduct may be granted only by our Nominating and Corporate Governance Committee. In the event that the committee grants any waivers of the elements listed above to any of our officers, or if any amendment is made to any provision of the Code of Conduct, we expect to announce the waiver or amendment within four business days on the “Corporate Governance” section of our web site at www.anworth.com (the information on our web site is not a part of this proxy statement).

Limitation on Board Members’ Service on Other Public Company Boards

Our Nominating and Corporate Governance Committee recently recommended and our board approved a policy that limits our directors to service on no more than three public company boards (including our board) without the prior approval of the board. In deciding whether to grant a waiver, the Nominating and Corporate Governance Committee and the board will take into account, amongst other things, the nature and time involved in the director’s service on other boards. In addition, service on boards and committees of other companies must be in compliance with our conflicts of interest policies.

Stock Ownership Guidelines for Directors and Executive Officers

Our Nominating and Corporate Governance Committee recently recommended and our board approved a policy that sets out stock ownership guidelines for our directors and executive officers. Our Chief Executive Officer is required to hold shares of our common stock with a minimum value equal to five times his or her annual base salary and our other executive officers who are deemed to be “insiders” for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, are required to hold shares of our common stock with a minimum value equal to $100,000. These guidelines must be met within three years of becoming an “insider” for purposes of Section 16 or within three years following adoption of these guidelines, whichever is later.

Our directors are required to hold shares of our common stock with a minimum value equal to three times the amount of the annual retainer paid to directors (the annual retainer is currently $50,000). These guidelines must be met within three years of joining the board or, in the case of directors serving at the time these guidelines were adopted, within three years following adoption.

For purposes of the foregoing ownership guidelines, shares owned outright by the director or executive officer (or his or her immediate family members residing in the same household), shares held in trust for the benefit of the director or executive officer (or his or her immediate family members residing in the same household) and restricted shares granted to the director or executive officer under one of our employee benefit plans, may all be counted towards reaching the minimum amounts. However, deferred stock units do not count towards satisfaction of these guidelines. Compliance with these guidelines may be waived by the Nominating and Corporate Governance Committee for directors joining the board from government, academia or similar vocations, and for directors and executive officers if compliance would create severe hardship or prevent compliance with a court order.

Public Availability of Corporate Governance Documents

Our key corporate governance documents, including our Code of Conduct and the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are:

•	available on our corporate web site at www.anworth.com (the information on our web site is not a part of this proxy statement);

•	available in print to any stockholder who requests them from our corporate secretary; and

•	filed as exhibits to our securities filings with the SEC.

Director Compensation

Our independent directors receive an annual fee of $50,000, payable quarterly, for service on the board, plus meeting fees of $2,000 for each formally called board meeting, which is reduced to $1,000 if the participation is telephonic, and $1,000 for each formally called committee meeting, which is reduced to $500 if the participation is telephonic, in each case that the independent directors attend at which a quorum is present. We reimburse all of our directors for the expenses they incur in connection with attending board and committee meetings.

Each independent member of the board who is first elected or appointed as a board member at any time on or after the effective date of the 2004 Equity Compensation Plan is automatically awarded a stock grant of 2,000 shares of restricted common stock upon the date such person is initially appointed to the board. The restricted common stock does not vest until three years after the award date. In addition, on the first business day in July in each calendar year following the effective date of the 2004 Equity Compensation Plan, each independent board member then in office is automatically awarded a stock grant of 2,000 shares of restricted common stock, which dies not vest until three years after the award date, provided such individual has served as an independent board member for at least six months. We may also make additional grants of equity awards to our independent board members from time to time.

The following table sets forth information regarding the various components of compensation to our independent directors during the fiscal year ended December 31, 2007:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lee A. Ault	73,000	16,906	—	—	—	—	89,906
Charles H. Black	75,500	16,906	—	—	—	—	92,406
Joe E. Davis	73,000	16,906	—	—	—	—	89,906
Robert C. Davis	74,500	16,906	—	—	—	—	91,406

(1)	Each of our independent directors receives an annual stock award of 2,000 shares of restricted common stock which do not vest until three years after the award date. The values shown in the table above represent the fair value on the date of the award. The fair value of the aforementioned stock awards was estimated using the Black-Scholes model with the following weighted-average assumptions: dividend yield: 2.17%; expected volatility: 27.31%; discount rate – bond equivalent yield: 4.35%; expected lives: 3 years. Our stock price on the date of the 2007 award was $9.03.

Director Attendance

During 2007, the board held seven meetings. Each director attended more than 90% of the aggregate of the meetings of the board and the meetings of each committee of which that director is a member.

Executive Sessions of the Board

Our independent directors meet regularly in executive session without management, as required by our corporate governance guidelines, to review the performance of management and our company and any related matters. Generally, executive sessions are held in conjunction with regularly scheduled meetings of the board. We expect the board to have a least four executive sessions each year.

Stockholder Meeting Attendance

As a general matter, all of our directors are encouraged to attend our annual meetings of stockholders. All of our directors attended the 2007 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

No officer or employee participated in deliberations of the board concerning their own compensation. None of our executive officers has served on the board or on the compensation committee of any other entity which had officers who served on the board or our Compensation Committee.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

All of our officers serve at the discretion of the board. The persons listed below are our executive officers:

Name	Age	Positions with our Company
Lloyd McAdams	62	Chairman of the Board, President and Chief Executive Officer
Thad M. Brown	58	Chief Financial Officer, Treasurer and Secretary
Joseph E. McAdams	39	Chief Investment Officer, Executive Vice President and Director
Heather U. Baines	66	Executive Vice President
Charles J. Siegel	58	Senior Vice President—Finance and Assistant Secretary
Evangelos Karagiannis	46	Vice President and Portfolio Manager
Bistra Pashamova	37	Vice President and Portfolio Manager

Biographical information regarding each executive officer other than Lloyd McAdams and Joseph E. McAdams is set forth below. Lloyd McAdams’ and Joseph E. McAdams’ biographical information is set forth above under “Election of Directors.”

Thad M. Brown has been the Chief Financial Officer, Treasurer and Secretary of our company since June 2002. Mr. Brown has also been the Chief Operating and Compliance Officer, Secretary and Treasurer of Pacific Income Advisers since April 2002. From 1999 to 2002, Mr. Brown was President and Chief Executive Officer of Wealthpoint, a financial consulting and investment advisory firm.

Heather U. Baines has been an Executive Vice President of our company since its formation. Ms. Baines served as an Executive Vice President of our management company from its formation until its merger with our company. Since 1987, Ms. Baines has held the position of President and Chief Executive Officer of PIA.

Charles J. Siegel joined our company in October 2004 and has served as Senior Vice President—Finance, since January 2005 and as Assistant Secretary since May 2005. From February 2003 to September 2004, Mr. Siegel was affiliated with Borrowers Best Mortgage Company, L.P., a mortgage originator, initially as a consultant and then as its Chief Financial Officer. From October 2001 to February 2003, Mr. Siegel served as the Chief Financial Officer of Instafi.com, a mortgage originator.

Evangelos Karagiannis has been a Vice President and Portfolio Manager of our company since its formation. Mr. Karagiannis served as a Vice President of our management company from its formation until its merger with our company. Mr. Karagiannis joined PIA in 1992 and holds the position of Vice President. Mr. Karagiannis serves as Fixed Income Portfolio Manager with a specialty in mortgage-backed securities and is also responsible for PIA’s quantitative research.

Bistra Pashamova has been a Vice President of our company since October 2002 and a Portfolio Manager since she joined our company in June 2002. Ms. Pashamova joined PIA in 1997 and holds the position of Vice President. Ms. Pashamova serves as Fixed Income Portfolio Manager with a specialty in mortgage-backed securities.

Compensation Discussion and Analysis

This discussion and analysis will focus on the following: (1) the objectives of the executive compensation policies and practices; (2) the actions or behaviors the compensation program is designed to reward; (3) each element of compensation; (4) the rationale for each element of compensation; (5) the methodologies utilized by us in determining the amounts to pay for each element; and (6) how the elements of compensation and our rationale for each element fit together within our overall compensation objectives.

Compensation Philosophy and Objectives

We, through our executive compensation programs, seek to attract, motivate and retain top quality senior executives, officers and employees who are committed to our core values of excellence and integrity. The Compensation Committee’s fundamental philosophy is to closely align these compensation programs with the achievement of annual and long-term performance goals tied to both individual performance and contributions to our overall performance and the creation of stockholder value.

The Compensation Committee’s objectives in developing and administering the executive compensation programs are to: (1) attract, retain and motivate a highly skilled senior executive team that will contribute to the successful performance of our company; (2) align the interests of the senior executive team with the interests of our stockholders by motivating our senior executives to increase long-term stockholder value; (3) provide compensation opportunities that are competitive within industry standards, thereby reflecting the value of the position in the marketplace; (4) support a culture committed to pay for performance where compensation is commensurate with the level of performance achieved; and (5) maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics.

The Compensation Committee believes that it is important to create a compensation program that appropriately balances short-term, cash-based compensation with long-term, equity-based compensation. This includes the following primary components: (1) base salaries paid in cash which recognize the unique role and responsibilities of a position as well as an individual’s performance in that role; (2) annual cash awards (paid quarterly) which are meant to motivate and reward our short-term financial and operational performance as well as individual performance; and (3) long-term equity-based awards which are designed to support our objectives of aligning the interests of senior executives, officers and employees with those of our stockholders, promoting our long-term performance, value creation and staff retention.

The Compensation Committee annually benchmarks the total compensation provided to our executive officers to industry-based compensation practices within the mortgage REIT industry. While it is the Compensation Committee’s goal to provide compensation opportunities that reflect company and individual performance and that are competitive within industry standards, a specific target market position for executive officer pay levels has not been established.

Setting Executive Compensation

The Compensation Committee regularly conducts a review of our senior executive compensation practices in order to ensure that the senior executive compensation program and policies remains aligned with the goal of enhancing stockholder value through compensation practices that attract, motivate and retain key senior executives. In conducting this review, the Compensation Committee examines all components of our compensation programs offered to senior executives including base salary, annual incentive bonus (paid quarterly), equity and long-term compensation, accumulated (realized and unrealized) gains on stock options (“Options”) and payments on dividend equivalent rights (“DERs”), the dollar value to the senior executives (and the cost to us) of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Deferred Compensation Plan and the actual projected payout obligations under several potential severance and change-in-control scenarios.

Each year, we review our executive compensation by analyzing the compensation practices of our peers with other relevant factors such as firm profitability and performance. We consider our peer group to be mortgage REITs but have narrowed this to the companies in this peer group which we believe are most similar to various aspects of our business. This peer group consists of the following companies:

•	Annaly Capital Management, Inc.

•	MFA Mortgage Investments, Inc.

•	Capstead Mortgage Corporation

While we consider the compensation practices of our peer group, we do not attempt to set the various components of our compensation arrangements to target a particular point or benchmark along the spectrum offered by our peer group. Instead, the Compensation Committee retains considerable discretion in establishing the compensation arrangements offered to the senior executives.

The Compensation Committee believes that the use of long-term incentive compensation through the granting of restricted stock, stock options and other dividend and equity awards promotes the long-term performance and commitment of management. The Compensation Committee has reviewed the use of such awards in our peer group and has determined that the stock awards that have been granted to our company’s senior executives, officers and employees are consistent with those granted within the peer group.

The Compensation Committee will, on an ongoing basis, continue to examine and assess our executive compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices, and will make modifications to the compensation programs as deemed appropriate.

Elements of Compensation

The key elements of our compensation program include: (1) base salary; (2) incentive compensation; (3) equity grants; (4) deferred compensation; and (5) perquisites and other benefits.

Base Salary

The base salary of the Principal Executive Officer (Lloyd McAdams) and the Executive Vice President (Joseph E. McAdams) is in accordance with their employment agreements. We provide senior executives (including other Named Executive Officers) with annual base salaries to compensate them for services provided during their employment. When setting base salaries, the Compensation Committee and the Principal Executive Officer take into consideration the scope of the role and responsibilities of the position, experience, individual performance and competitive market practices.

The base salaries of our other officers and employees are determined by market comparison with the mortgage REIT industry, taking into account individual performance, experience and level of responsibility. Individual performance is not assessed based on any individual goals but is reviewed by the Principal Executive Officer. Salaries are designed to be competitive within the marketplace as one of the elements in attracting, motivating and retaining the management team.

Incentive Compensation

2002 Incentive Plan

Under our 2002 Incentive Plan, various executive officers, including our Principal Executive Officer (Lloyd McAdams), our Chief Investment Officer (Joseph E. McAdams), our Executive Vice President (Heather U. Baines), and our Vice Presidents/Portfolio Managers (Bistra Pashamova and Evangelos Karagiannis) have the opportunity to earn incentive compensation for each fiscal quarter during the ten year term of the 2002 Incentive Plan. Pursuant to their employment agreements, Lloyd McAdams, Joseph E. McAdams and Heather U. Baines are entitled to minimum percentages of all amounts paid under the 2002 Incentive Plan. Those percentages are 45%, 25% and 5%, respectively. The three executives may be paid up to 50% of their respective incentive compensation earned under such plan in the form of our common stock. The 2002 Incentive Plan is tied directly to our performance and is designed to incentivize key employees to maximize return on equity. The total aggregate amount of compensation that may be earned quarterly by all participants under the plan equals a percentage of net income, before incentive compensation, in excess of the amount that would produce an annualized return on average net worth equal to the ten-year U.S. Treasury Rate plus 1%, or the Threshold Return. At December 31, 2007 and 2006, the Threshold Return was 5.27% and 5.63%, respectively.

The 2002 Incentive Plan contains a “high water-mark” provision requiring that in any fiscal quarter in which net income is an amount less than the amount necessary to earn the Threshold Return, the company will calculate negative incentive compensation for that fiscal quarter which will be carried forward and will offset future incentive compensation earned under the plan with respect to participants who were participants during the fiscal quarter(s) in which negative incentive compensation was generated. At December 31, 2007, the negative incentive compensation accrual carry forward was $21.4 million. This negative carry forward may provide an incentive to the individuals covered by the plan to make higher risk investments in an attempt to generate returns of a magnitude necessary to overcome the negative carry forward.

Bonuses

All senior executives, officers and employees may receive a cash bonus based on their individual performance and other criteria as the Compensation Committee and the Principal Executive Officer deem appropriate. In determining the amount paid, the Compensation Committee and the Principal Executive Officer take into consideration other elements of these employees’ compensation as well as market comparisons. The Compensation Committee has considerable discretion when determining bonus amounts and is not constrained by benchmarks, targets or maximum amounts. This is considered an important element in attracting, motivating and retaining these members of the management team and other key employees.

Long-Term Incentive Compensation

The Compensation Committee believes that the long-term commitment of the current management team is a crucial factor in our future performance. One of the elements used to promote the long-term performance and commitment of management is long-term incentive compensation realized through the granting of restricted stock and stock options to executive officers and other key employees. Neither target nor maximum grant amounts are established; instead, the grants are based on the assessment by the Principal Executive Officer of each employee’s individual performance and contribution to our performance and reviewed by the Compensation Committee. While pre-defined ranges of grants are not set by employment levels, senior executive officers and other Named Executive Officers receive a greater number of shares of restricted stock than officers and employees. Restricted stock and stock options are granted to aid in the retention and to align the interests of executive officers and other key employees with those of our stockholders. The granting of an equity interest serves to link management interests with stockholder interests and to motivate executive officers to make long-term decisions that are in the stockholders’ and our best interests and also to provide an incentive to maximize stockholder value. In granting such equity interests to management and employees, the Compensation Committee considers the company’s stock ownership limitations that apply to all stockholders. These limitations are in our corporate charter and may also be found in the “Risk Factors” in our Form 10-K.

Fringe Benefits

The company contributes to a cafeteria plan for the benefit of all staff to be used for health, dental and life insurance, parking and other qualified perks. The company also makes employer matching contributions to the 401(k) plan. Benefits are provided to all staff in accordance with practices within the marketplace and are a necessary element of compensation in attracting, motivating and retaining employees.

In general, it is the Compensation Committee’s practice to provide limited perquisites and other benefits to senior executives, officers and employees. We do not reimburse senior executives, officers and employees for automobiles, clubs, financial planning or items of a similar nature. The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to employees in light of market practices and within the context of the total compensation program.

Deferred Compensation Plan

The Anworth Mortgage Asset Corporation Deferred Compensation Plan, or the Deferred Compensation Plan, permits eligible officers to defer the payment of all or a portion of their cash compensation that otherwise would be in excess of the $1 million annual limitation on deductible compensation imposed by Section 162 (m) of the Internal Revenue Code, or the Code. Under this limitation, compensation paid to our Principal Executive Officer, Principal Financial Officer and our three other highest paid officers is not deductible by us for income tax purposes to the extent the amount paid to any such officer exceeds $1 million in any calendar year, unless such compensation qualifies as performance-based compensation under Section 162 (m). Our board of directors designates the eligible officers who may participate in the Deferred Compensation Plan and, to date, has designated Lloyd McAdams, our Principal Executive Officer, and Joseph E. McAdams, our Chief Investment Officer, as the only officers who may participate in this plan.

Change in Control Provisions

Various executive officers and employees, including our Principal Executive Officer, Principal Financial Officer, Chief Investment Officer, Executive Vice President and other senior executives and key employees, have either change in control provisions in their employment agreements or have entered into Change in Control and Arbitration Agreements with the company. These provisions or agreements grant these officers and employees certain compensation and immediate vesting of equity awards in the event that a change in control occurs (which is more fully described on page 22 of this proxy statement). These agreements are based on market comparison and are an important element in the retention of these officers and employees.

Relationship Between Elements and Objectives

In determining the total amount and mixture of the compensation package for each executive officer, the Principal Executive Officer and the Compensation Committee subjectively consider individual performance including past and expected contributions, overall performance, long-term goals and such other factors as the Principal Executive Officer and the Compensation Committee determine to be appropriate. The Committee has not established annual targets for either aggregate amount or mixture of compensation. Such compensation may be subject to the rights of certain executives to be paid certain minimum amounts or percentages under their respective employment agreements and the 2002 Incentive Plan, as applicable. The use of both cash compensation (salary, bonus and incentive plan) and long-term compensation (equity awards) achieves the objective of attracting, motivating and retaining executive officers and employees. Long-term compensation realized through the use of equity awards achieves the objectives of aligning management’s interests with stockholders’ interests; attracting, motivating and retaining senior executive officers; and ensuring the long-term commitment of the management team.

Other Factors and Considerations

Timing of Grants of Options and Restricted Stock

We do not have, nor do we intend to have, a program, plan or practice to select the grant dates of stock options and restricted stock for executive officers in coordination with the release of material non-public information. It is our practice to use the actual grant date when setting option exercise prices or when granting restricted stock. The grant dates used are usually the dates when the board of directors approved the grants or when the board of directors set an effective grant date (usually within a short period of time after approval).

Basis for Using Different Forms of Equity Awards for Long-Term Incentive Compensation

Prior to December 2005, we granted stock options to our senior executives, officers and employees as a means of realizing long-term incentive compensation. In December 2005, our board of directors authorized the immediate vesting of all our then-outstanding common stock options. No other terms of the outstanding common stock options were modified. The decision to accelerate the vesting of the common stock options was based upon the conclusion that the outstanding common stock options were currently not achieving management’s employee motivation and retention goals because the strike prices of the outstanding common stock options were in excess of the fair market value of the underlying common stock. In October 2005, our board of directors decided that we would utilize restricted stock instead of stock options in the future as a means of realizing long-term incentive compensation.

In October 2005, our board of directors approved the grant of 200,780 shares of restricted stock to various of our employees under our 2004 Equity Plan. The stock price on the grant date was $7.72. The restricted stock vests 10% per year on each anniversary date for a ten-year period and shall also vest immediately upon the death of the grantee or upon the grantee reaching age 65. Each grantee has the right to sell 40% of the restricted stock anytime after such shares have vested. The remaining 60% of such vested restricted stock may not be sold until after termination of employment with us.

In October 2006, our board of directors approved a grant of an aggregate of 197,362 shares of performance-based restricted stock to various of our officers and employees under our 2004 Equity Plan. Such grant was made effective on October 18, 2006. The closing stock price on the effective date of the grant was $9.12. The shares will vest in equal annual installments over the next three years provided that the annually compounded rate of return on our common stock, including dividends, exceeds 12% measured from the effective date of the grant to each of the next three anniversary dates. If the annually compounded rate of return does not exceed 12%, then the shares will vest on the anniversary date thereafter when the annually compounded rate of return exceeds 12%. If the annually compounded rate of return does not exceed 12% within ten years after the effective date of the grant, then the shares will be forfeited. The shares will fully vest within the ten-year period upon the death of a grantee. Upon vesting, each grantee shall have the right to sell 40% of the restricted stock anytime after such shares have vested. The remaining 60% of such vested restricted stock may not be sold until after termination of employment with us or upon the tenth anniversary of the effective date.

In May 2007, our stockholders approved the Anworth Mortgage Asset Corporation 2007 Dividend Equivalent Rights Plan, or the DER Plan, which was adopted by our board of directors, upon the recommendation of the Compensation Committee, on January 25, 2007. The 2007 Dividend Equivalent Rights Plan is intended to provide our Compensation Committee and the company’s board of directors with additional compensation tools to better align the interests of the Company’s employees, officers and directors with those of its stockholders. The Plan is intended to provide incentives to those employees, officers, and directors who are expected to provide significant services to the Company and any of its Subsidiaries that, with the consent of the board, participate in the Plan (the “Participating Companies”), to encourage such employees, officers, and directors to remain in the employ of the Participating Companies, to attract new employees, officers, and directors and to provide additional incentive to increase their efforts in providing services to us and the Participating Companies.

There were no grants of stock awards or DERs in 2007 to senior executives, officers and employees.

Executive Management’s Involvement in Compensation Policies

The Principal Executive Officer is responsible for all salary adjustments and bonus payments subject to the following exceptions: relative to the Chief Investment Officer, the Principal Financial Officer and any other employee so designated by the Compensation Committee, any salary increases or payment of bonus compensation other than those subject to the 2002 Incentive Plan and the Principal Executive Officer’s and Chief Investment Officer’s employment agreements shall become effective only after approval by the Principal Executive Officer and then the ratification of the Compensation Committee. Adjustments to the Principal Executive Officer’s salary and bonus compensation other than those subject to the 2002 Incentive Plan and the Principal Executive Officer’s employment agreement shall become effective only after approval by the Compensation Committee. The Compensation Committee monitors the total cost of the various compensation arrangements annually when it reviews the Summary Compensation Table and other related tables as disclosed in the annual proxy statement.

Accounting and Tax Considerations of Different Forms of Compensation

Deductibility of Executive Compensation

The Compensation Committee has determined to maximize flexibility in our compensation programs even though that may result in the loss of tax deductibility of compensation payments to our executive officers under Section 162(m) of the Code and the regulations thereunder. Section 162(m) imposes an annual, individual limit of $1 million on the deductibility of our compensation payments to executives. Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. In this regard, compensation paid under the 2002 Incentive Plan and grants of restricted stock under our 2004 Equity Compensation Plan and the Principal Executive Officer’s and Chief Investment Officer’s employment agreements will not be qualified performance-based compensation that is excluded from the annual limit. Compensation in excess of $1 million in any year that is deferred to a later year may be deductible in that later year. The Compensation Committee may continue to provide payments to executives that may not be fully deductible if it believes such payments are in our interest and that of our stockholders.

Other Tax and Accounting Implications

Section 409A of the Code adopted under the American Jobs Creation Act of 2004 has significantly changed the tax rules applicable to nonqualified deferred compensation arrangements. We believe that we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005 and we are taking measures to comply with final regulations scheduled to take effect January 1, 2009.

On January 1, 2006, we adopted FAS No. 123R “Share-Based Payment” (“FAS 123R”). Prior to the adoption of FAS 123R, we accounted for our stock based compensation in accordance with FAS No. 123, “Accounting for Stock-Based Compensation,” as amended by FAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” which was adopted on January 1, 2003.

Executive Compensation and Related Matters

The following table provides certain summary information concerning the compensation earned by our Principal Executive Officer, Principal Financial Officer and each of our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2007 and whose aggregate total compensation was in excess of $100,000 for services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2007 and 2006 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Comp. ($)(5)	Change in Pension Value and Non- Qualified Deferred Comp. Earnings ($)(6)	All Other Comp. ($)(7)	Total ($)
Lloyd McAdams	2007	630,000	—	41,090	—	—	8,864	50,928	730,882
Principal Executive Officer	2006	607,500	—	62,500	—	—	2,532	38,590	711,122
Thad M. Brown	2007	157,500	100,000	18,002	—	—	—	6,099	281,601
Principal Financial Officer	2006	151,875	100,000	27,500	—	—	—	1,883	281,258
Joseph E. McAdams	2007	420,000	—	27,256	—	—		24,064	471,320
Chief Investment Officer	2006	405,000	—	40,833	—	—	—	16,027	461,860
Charles J. Siegel	2007	105,000	75,000	18,002	—	—	—	41,099	239,101
Senior Vice President-Finance	2006	101,250	75,000	27,500	—	—	—	33,165	236,915
Bistra Pashamova	2007	150,000	—	18,002	—	—	—	6,099	174,101
Vice President & Portfolio Manager	2006	131,250	—	27,500	—	—	—	1,883	160,633

(1)	Salaries for Lloyd McAdams and Joseph E. McAdams are in accordance with their employment agreements through December 31, 2007. The salaries for the three other Named Executive Officers are determined by the Principal Executive Officer (taking into account their individual performance, experience and level of responsibility) with the following exception: relative to the Chief Investment Officer, the Principal Financial Officer and any other employee so designated by the Compensation Committee, any salary increase or payment of bonus compensation other than those subject to the 2002 Incentive Compensation Plan shall become effective only after approval by the Principal Executive Officer and then ratification by the Compensation Committee.

(2)	The Principal Financial Officer and the Senior Vice President-Finance are not eligible for the 2002 Incentive Plan. These officers received quarterly cash bonuses based on their individual performance and such other criteria as the Compensation Committee and the Principal Executive Officer deem appropriate.
(3)	Stock awards represent restricted stock grants which vest according to the terms as more fully described on page 15 of this proxy statement. The amounts in the table above for 2007 represent the amount the company expensed in 2007 relating to the 2005 and 2006 awards. The amounts in the table above for 2006 represent the amount the company expensed in 2006 relating to a full year’s expense for the 2005 award (granted in October 2005) and the fourth quarter expense for the 2006 award (granted in October 2006). There were no grants of stock awards in 2007. For the 2005 award, the following assumptions were used: term: 10 years; volatility: 29.2%; annual dividend rate: 6.01%; discount rate – bond equivalent yield: 4.29%. For the 2006 award, the following assumptions were used: term: 10 years; volatility: 28.1%; annual dividend rate: 4.31%; discount rate – bond equivalent yield: 4.80%. Our stock price on the date of the 2006 stock award was $9.12. Our stock price on the date of the 2005 stock award was $7.72.
(4)	There were no stock options awarded in 2007 and 2006. In December 2005, the company’s board of directors decided that, in the future, the company will utilize restricted stock grants.
(5)	There were no payments made in 2007 and 2006 under the 2002 Incentive Plan, as the company did not meet the Threshold Return required under the plan.
(6)	The company does not provide any pension benefits to any of its officers and employees. In a prior period, Lloyd McAdams voluntarily deferred a portion of his cash compensation. The amount in the table above represents the interest calculated on the amount deferred. The amount deferred accrues interest each year at a rate equal to the amount of dividends paid to common stockholders for the year divided by the average common stock price for the year. In 2007, the common stock dividends for the year totaled $0.27 per share and the average common stock price for the year was $8.01. In 2006, the common stock dividends for the year totaled $0.08 per share and the average common stock price for the year was $8.23.
(7)	Other compensation includes dividends paid in 2007 and 2006 on restricted stock granted to the Named Executive Officers. In addition, Lloyd McAdams, Joseph E. McAdams and Charles J. Siegel received other compensation in 2007 of $40,000, $15,000 and $35,000, respectively, and in 2006 of $35,750, $13,406 and $31,282, respectively, for services provided to BT Management (the company that managed our wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, which is now reported as a discontinued operation). Effective January 15, 2008, the compensation for services provided to BT Management was discontinued for the three Named Executive Officers mentioned above.

Grants of Plan-Based Awards

There were no grants of plan-based awards to our Named Executive Officers during the fiscal year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to our Named Executive Officers concerning outstanding equity awards held by them at December 31, 2007:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lloyd McAdams	29,725	—	—	9.45	1/21/2012	—	—	—	—
	90,000	—	—	11.20	10/4/2012	—	—	—	—
	99,500	—	—	13.80	5/1/2013	—	—	—	—
	90,000	—	—	12.47	4/20/2009	—	—	—	—
	—	—	—	—	—	—	—	20,727	160,012
	—	—	—	—	—	—	—	38,377	349,998
Thad M. Brown	38,700	—	—	13.80	5/1/2013	—	—	—	—
	30,000	—	—	12.47	4/20/2009	—	—	—	—
	—	—	—	—	—	—	—	15,544	120,000
	—	—	—	—	—	—	—	16,447	149,997
Joseph E. McAdams	54,000	—	—	9.45	1/21/2012	—	—	—	—
	75,000	—	—	11.20	10/4/2012	—	—	—	—
	82,900	—	—	13.80	5/1/2013	—	—	—	—
	75,000	—	—	12.47	4/20/2009	—	—	—	—
	—	—	—	—	—	—	—	20,727	160,012
	—	—	—	—	—	—	—	27,412	249,997
Charles J. Siegel	5,000	—	—	9.72	7/19/2015	—	—	—	—
	—	—	—	—	—	—	—	15,544	120,000
	—	—	—	—	—	—	—	16,447	149,997
Bistra Pashamova	30,000	—	—	11.20	10/4/2012	—	—	—	—
	33,100	—	—	13.80	5/1/2013	—	—	—	—
	30,000	—	—	12.47	4/20/2009	—	—	—	—
	—	—	—	—	—	—	—	15,544	120,000
	—	—	—	—	—	—	—	16,447	149,997

(1)	The option awards in the above table list the number of securities underlying unexercised options that are exercisable, the option exercise price and the option exercise date. All of these options have now been vested. In December 2005, our board of directors authorized the immediate vesting of all of our then-outstanding common stock options. No other terms of the outstanding common stock options were modified. The decision to accelerate the vesting of the common stock options was based upon the conclusion that the outstanding common stock options were currently not achieving management’s employee motivation and retention goals because the strike prices of the outstanding common stock options were in excess of the fair market value of the underlying common stock. There were no stock options granted in 2007.
(2)	For each Named Executive Officer, the market value of the number of shares of restricted stock that have not vested is based on the common stock price as of the effective date of the grant. These shares represent the portions of the October 2005 (first number in column for each Named Executive Officer) and October 2006 (second number in column for each Named Executive Officer) restricted stock grants that have not vested. The terms of these grants are more fully described on page 15 of this proxy statement.

Option Exercises and Stock Vested

The following table provides information with respect to our Named Executive Officers concerning option exercises and stock vested as of December 31, 2007:

OPTION EXERCISES AND STOCK VESTED

	2007
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lloyd McAdams	—	—	2,590	17,715
Thad M. Brown	—	—	1,943	13,290
Joseph E. McAdams	—	—	2,590	17,715
Charles J. Siegel	—	—	1,943	13,290
Bistra Pashamova	—	—	1,943	13,290

1.	For the Named Executive Officers, there were no stock options exercised during 2007.
2.	The stock awards that were vested during 2007 relate to the restricted stock that was granted on October 27, 2005. In accordance with the terms of this award, 10% vested on the anniversary date of the effective date of the grant. The closing price of our common stock on this anniversary date in 2007 was $6.84. This price multiplied by the number of shares that vested results in the value realized on vesting.

Pension Benefits

The company does not provide any pension benefits to any of our Named Executive Officers or employees.

Non-Qualified Deferred Compensation

The following table provides information with respect to non-qualified deferred compensation paid to our Named Executive Officers during the fiscal year ended December 31, 2007:

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)
Lloyd McAdams	—	—	8,864	—	271,770
Thad M. Brown	—	—	—	—	—
Joseph E. McAdams	—	—	—	—	—
Charles J. Siegel	—	—	—	—	—
Bistra Pashamova	—	—	—	—	—

Our board of directors designates the eligible officers who may participate in the Deferred Compensation Plan (which is more fully described on page 14 of this proxy statement) and, to date has designated Lloyd McAdams, our Principal Executive Officer, and Joseph McAdams, our Chief Investment Officer, as the only officers who may participate in this plan. To date, Lloyd McAdams is the only officer who has elected to defer compensation. This had been done in a prior year. The amount deferred accrues interest each year at a rate equal to the amount of dividends paid to common stockholders for the year divided by the average common stock price for the year. In 2007, the common stock dividends for the year totaled $0.27 per share and the average common stock price for the year was $8.01. This resulted in an accrual for 2007 of $8,864 (this entire amount is included in the “Summary Compensation Table”). Including this amount, the aggregate balance of the amount deferred for Lloyd McAdams at December 31, 2007 was $271,770.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 with respect to our common stock issuable under our equity compensation plans:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	1,360,930	$12.123	1,212,402
Equity compensation plans not approved by security holders(2)	N/A	N/A	N/A

Total	1,360,930	$12.123	1,212,402

(1)	In May 2004, our stockholders adopted the Anworth Mortgage Asset Corporation 2004 Equity Compensation Plan, or the Plan, which amended and restated our 1997 Stock Option and Awards Plan. The Plan authorized the board of directors or a committee of our board to grant options to purchase of up to 3,500,000 of the outstanding shares of our common stock. The Plan does not provide for automatic annual increases in the aggregate share reserve or the number of shares remaining available for grant. On November 7, 2005, we filed a registration statement on Form S-8 to register an aggregate of 3,500,000 shares of our common stock, which may be issued pursuant to the Plan.
(2)	The company has not authorized the issuance of its equity securities under any plan not approved by security holders.

Employment Agreements

Upon the closing in June 2002 of the merger with our external manager, Anworth Mortgage Advisory Corporation, we assumed the existing employment agreements of Lloyd McAdams, Joseph E. McAdams and Heather U. Baines. These agreements have been modified by addenda entered into between us and each of the executives as described below (with Messrs. Lloyd McAdams and Joseph E. McAdams agreements most recently amended as of February 22, 2008 and Ms. Baines agreement most recently amended as of February 13, 2008). Pursuant to the terms of the employment agreements, Lloyd McAdams serves as our President, Chairman and Chief Executive Officer, Joseph E. McAdams serves as our Executive Vice President and Heather U. Baines serves as our Executive Vice President. Lloyd McAdams receives a $925,000 annual base salary, Joseph E. McAdams receives a $700,000 annual base salary and Heather U. Baines receives a $60,000 annual base salary. These agreements are evergreen provisions for one year unless written notice is provided by either party six months prior to the end of the current term.

These employment agreements, as modified by the addenda, also have the following provisions:

•

the three executives are entitled to participate in the 2002 Incentive Plan and each of these individuals are provided a minimum percentage of the amounts earned under such plan. Lloyd McAdams is entitled to 45% of all amounts paid under the plan, Joseph E. McAdams is entitled to 25% of all amounts paid under the plan and Heather U. Baines is entitled to 5% of all amounts paid under the plan. The three executives may be paid up to 50% of their respective incentive compensation earned under such plan in the form of common stock;

•	the 2002 Incentive Plan may not be amended without the consent of the three executives;

•	in the event of a registered public offering of our shares, the three executives are entitled to piggyback registration rights in connection with such offering;

•

in the event any of the three executives is terminated without “cause” or if they terminate for “good reason”, or in the case of Lloyd McAdams or Joseph E. McAdams, their employment agreements are not renewed, then the executives would be entitled to: (1) all base salary due under the employment agreements, (2) all discretionary bonus due under the employment agreements, (3) a lump sum payment of an amount equal to three years of the executive’s then-current base salary, (4) payment of COBRA medical coverage for 18 months, (5) immediate vesting of all pension benefits, (6) all incentive compensation to which the executives would have been entitled to under the employment agreements prorated through the termination date, and (7) all expense reimbursements and benefits due and owing the executives through the termination. In addition, under these circumstances Lloyd McAdams and Joseph E. McAdams would each be entitled to a lump sum payment equal to 150% of the greater of (i) the highest amount paid or that could be payable (in the aggregate) under the 2002 Incentive Plan during any one of the three fiscal years prior to their termination, and (ii) the highest amount paid, or that could be payable (in the aggregate), under the plan during any of the three fiscal years following their termination. Ms. Baines would also be entitled to a lump sum payment equal to all incentive compensation that Ms. Baines would have been entitled to under the plan during the three-year period following her termination;

•	the three executives received restricted stock grants of 20,000 shares each, which grants vest in equal, annual installments over ten years following the effective date of the merger;

•	the equity awards granted to each of the three executives will immediately vest upon the termination of the executive’s employment upon a change in control; and

•	Lloyd McAdams and Joseph E. McAdams are each subject to a one-year non-competition provision following termination of their employment except in the event of a change in control.

Under the terms of their employment agreements, an incentive structure was established for Messrs. Lloyd McAdams and Joseph E. McAdams (the “Senior Investment Executives”). As a result, the Senior Investment Executives are eligible to participate in a performance-based bonus pool that is funded based on the company’s return on average equity (“ROAE”). ROAE is calculated as the twelve-month GAAP net income available to common stockholders minus depreciation, preferred stock dividends, gains/losses on asset sales and impairment charges, divided by the average stockholder equity less goodwill and preferred stockholder equity. The Compensation Committee evaluated various measures and factors of performance in developing this structure and, in its view, ROAE was determined to be the single best indicator of our overall performance and therefore of value creation for our stockholders. This is in part due to the fact that ROAE is a metric of our performance that has been calculated and reported on a consistent basis since our inception in 1998.

As designed by the Compensation Committee, the aggregate amount of this performance-based bonus pool available for distribution to the Senior Investment Executives can range annually based upon our ROAE. If the ROAE is 0% or less, no performance-based bonus is paid. If the ROAE is greater than 0% but less than 8%, a pool of up to $500,000 is available. If the ROAE is 8% or greater, then the pool is $500,000 plus 10% of the first $5 million of excess return and 6% of the amount of the excess return greater than $5 million. The Compensation Committee has the discretionary right to adjust downward the amount available for distribution from the Senior Investment Executives’ bonus pool by as much as 10.0% in any given year, based upon its assessment of factors including our leverage, stability of book value of the Common Stock and price per share of our Common Stock relative to other industry participants. Of the aggregate amount available for distribution from the Senior Investment Executives’ bonus pool, the Compensation Committee bases annual bonus allocation to each of the Senior Investment Executives on its assessment of the performance of each Senior Investment Executive.

In order to further align the performance of the Senior Investment Executives with our long-term financial success and the creation of stockholder value, the Compensation Committee also determined that (1) with respect to 2008, at least 50.0% of the annual performance-based bonus amount to be distributed to a Senior Investment Executive over $100,000 would be paid in restricted shares of Common Stock (the “Restricted Shares”) which would vest over the three-year period following such award, and (2) with respect to each year thereafter, at least 50.0% of any annual performance-based bonus amount over $100,000 will be paid in Restricted Shares. In addition, neither Senior Investment Executive will be permitted to sell or otherwise transfer any Restricted Shares during the Senior Investment Executive’s employment with the company until the value of the Senior Investment Executive’s stock holdings in the company exceeds a seven and one-half times multiple of the Senior Investment Executive’s base compensation and, once this threshold is met, only to the extent that the value of the Senior Investment Executive’s holdings exceeds that multiple.

Our Principal Executive Officer (Lloyd McAdams) and Executive Vice President (Joseph E. McAdams) may receive incentive compensation pursuant to the terms of their employment agreements. The Compensation Committee, in its discretion, may provide additional incentive compensation to each of Messrs. Lloyd McAdams and Joseph E. McAdams beyond the annual performance-based bonus awards earned under the incentive compensation structure in their employment agreements. This additional incentive compensation may be provided in consideration of the company’s execution of our business and strategic plan. During 2007, no additional incentive compensation was paid to Messrs. Lloyd McAdams and Joseph E. McAdams.

Change in Control and Arbitration Agreements

In June 2006, we entered into Change in Control and Arbitration Agreements with our Principal Financial Officer (Thad M. Brown), Senior Vice President-Finance (Charles J. Siegel) and our two Vice President-Portfolio Managers (Bistra Pashamova and Evangelos Karagiannis) as well as certain of our other employees. The board of directors determined that, in the event of a change in control of the company, it would be imperative for us and the board to be able to receive and rely upon these employees’ advice, if requested, as to the best interests of the company and its stockholders without concern that these employees might be distracted by the personal uncertainties and risks created by any such possible transactions.

The Change in Control and Arbitration Agreements grant these officers and employees, in the event that a change in control occurs, a lump sum payment equal to (i) 12 months annual base salary in effect on the date of the change in control, plus (ii) the average annual incentive compensation received for the two complete fiscal years prior to the date of the change in control, and plus (iii) the average annual bonus received for the two complete fiscal years prior to the date of the change in control, as well as all fringe benefits for a period of 12 months following termination of employment with us. The Change in Control and Arbitration Agreements also provide for immediate vesting of all equity awards granted to these officers and employees upon an change in control.

The following table reflects the amounts that would be paid if a change in control or other termination event occurred on December 31, 2007 and our stock price per share was the closing market price as of that date. The closing market price of our common stock at December 31, 2007 was $8.26.

	Lloyd McAdams	Thad M. Brown	Joseph E. McAdams	Charles J. Siegel	Bistra Pashamova
If termination for “cause”	(1)	$—	(1)	$—	$—
If termination without “cause,” for “good reason,” or if employment agreements are not renewed	$3,644,400	$—	$2,804,400	$—	$—
Change in Control	$4,132,599	$530,206	$3,202,028	$452,706	$421,206

(1)	Per their employment agreements, if Lloyd McAdams or Joseph E. McAdams was terminated for “cause,” they would only receive any salary, bonus and benefits due them through the termination date.

A Change in Control, as defined in the “Change in Control and Arbitration Agreements,” shall mean the first to occur of any of the following:

(a)	any “person” or “persons” acting as a group (other than the company or any trustee or other fiduciary holding securities under an employee benefit plan of the company) being the beneficial owner, directly or indirectly, of securities of the company representing more than 50% of the combined voting power of the company’s then outstanding securities; or

(b)	a change in the composition of the board of directors; or

(c)	the effective date of any merger or consolidation of the company with any other corporation or entity other than (i) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the company, at least 65% of the combined voting power of the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the company in which no person acquires more than 35% of the combined voting power of the company’s then outstanding securities, or (iii) a merger or consolidation of the company with one or more persons that are related to the company immediately prior to the consolidation or merger; or

(d)	the sale or disposition by the company of all or substantially all of the company’s assets, to one or more persons that are not related to the company immediately prior to the sale or transfer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. The principal management executive involved in determining compensation and in discussing these issues with the Compensation Committee is the Principal Executive Officer. His involvement is discussed in the Compensation Discussion and Analysis section (see page 15 of this proxy statement).

Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the annual report on Form 10-K.

Respectfully Submitted by the Compensation
Committee of the Board of Directors,

Charles H. Black Lee A. Ault, III Joe E. Davis Robert C. Davis

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 11, 2008, the record date of the annual meeting, there were [                    ] shares of our common stock outstanding. The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of that date by (i) each of our directors or director nominee, (ii) each of our Named Executive Officers, (iii) each person who is known to us to beneficially own more than 5% of our common stock and (iv) all of our directors, director nominees and executive officers as a group. The number of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares which the individual has the right to acquire within 60 days of April 11, 2008 through the exercise of any stock option or other right. Unless otherwise noted, we believe that each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table:

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Named Executive Officers
Lloyd McAdams(1)	1,066,160	1.39%
Thad M. Brown(2)	104,577	*
Joseph E. McAdams(3)	465,862	*
Charles J. Siegel(4)	40,877	*
Bistra Pashamova(5)	128,977	*
Lee A. Ault, III(6)	32,100	*
Charles H. Black(7)	37,682	*
Joe E. Davis(8)	36,682	*
Robert C. Davis	6,000	*
All Directors and Executive Officers as a Group (11 Persons)(9)	2,174,774	2.84%
5% Stockholders
DePrince, Race & Zollo, Inc. – 250 Park Avenue South, Suite 250, Winter Park, FL 32789 (10)	5,476,600	7.15%
Wellington Management Company, LLP – 75 State Street, Boston, MA 02109 (11)	4,756,948	6.21%
Wells Fargo & Company – 420 Montgomery Street, San Francisco, CA 94104 (12)	4,693,442	6.13%
Schneider Capital Management Corporation (13)	4,110,461	5.37%

*	Less than 1%
(1)	Includes (i) 660,735 shares held by Lloyd McAdams and Heather U. Baines, (ii) 309,225 shares subject to stock options exercisable within 60 days of April 11, 2008, (iii) 62,500 shares which Mr. McAdams owns individually in which Ms. Baines has no beneficial interests, and (iv) 33,700 shares owned by the McAdams Family Foundation of which Lloyd McAdams is a director. Mr. McAdams shares voting and investment power over the shares held by the Foundation and disclaims any beneficial interest in the shares held by this entity.
(2)	Includes 68,700 shares subject to stock options exercisable within 60 days of April 11, 2008.
(3)	Includes 286,900 shares subject to stock options exercisable within 60 days of April 11, 2008. Includes 33,700 shares owned by the McAdams Foundation, of which Joseph E. McAdams is a director. Mr. McAdams shares voting and investment power over the shares held by the Foundation and disclaims any beneficial interest in the shares held by this entity.
(4)	Includes 5,000 shares subject to stock options exercisable within 60 days of April 11, 2008.
(5)	Includes 93,100 shares subject to stock options exercisable within 60 days of April 11, 2008.
(6)	Includes 22,100 shares subject to stock options exercisable within 60 days of April 11, 2008.
(7)	Includes 32,682 shares subject to stock options exercisable within 60 days of April 11, 2008.
(8)	Includes 32,682 shares subject to stock options exercisable within 60 days of April 11, 2008.
(9)	Each of our directors and officers may be reached at 1299 Ocean Avenue, 2nd Floor, Santa Monica, California 90401, telephone (310) 255-4493.
(10)	The above information was provided to the SEC in a Schedule 13G filed on March 10, 2008 by DePrince, Race & Zollo, Inc.
(11)	Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own the shares reported above which are held of record by clients of Wellington Management. The above information was provided to the SEC in a Schedule 13G filed on February 14, 2008 by Wellington Management Company, LLP.
(12)	Aggregate beneficial ownership reported by Wells Fargo & Company is on a consolidated basis and includes shares beneficially owned by Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC, each registered investment advisors, and Wells Fargo Bank, National Association, all three of which are subsidiaries of Wells Fargo & Company. The above information was provided to the SEC in a Schedule 13G filed on February 15, 2008 by Wells Fargo & Company.

(13)	The above information was provided to the SEC in a Schedule 13G filed on February 13, 2008 by Schneider Capital Management Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review and Approval of Related Party Transactions

The board of directors has established the Anworth Mortgage Asset Corporation Code of Ethics and Business Conduct, or the Code of Conduct, which is available on our web site at www.anworth.com (the information on our web site is not a part of this proxy statement).

The Code of Conduct outlines the principles, policies and values that govern the activities of our company and it applies to all of our directors, officers and employees. The Code of Conduct outlines our policy on conflicts of interest.

A conflict of interest is defined as any situation in which a director, officer or employee has competing professional or personal interests, which could possibly make it difficult to fulfill his or her Anworth duties and responsibilities in an impartial manner. It is specifically required by our Code of Conduct that all of our officers, directors and employees (1) fully disclose to the appropriate parties all actual or perceived conflicts of interest and (2) ensure that Anworth duties and responsibilities are handled in such a manner that ensures impartiality.

In addition to the Code of Conduct, we require our directors and executive officers to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related party transactions. Also, on a quarterly basis, the board of directors reviews all existing related party transactions and any new transactions that are brought to the attention of either management or the board of directors.

On any new related party transactions, if the party involved in the transaction is a member of the board of directors, such member of the board of directors is required to recuse or abstain from involvement in the decision. If the remaining board members ratify the transaction, the Nominating and Corporation Governance Committee will grant a waiver to the Code of Conduct. In the event that such a waiver is granted to any of our officers, we expect to announce the waiver within four business days on the “Corporate Governance” section of our web site at www.anworth.com (the information on our web site is not a part of this proxy statement).

Agreements with Pacific Income Advisers, Inc.

On June 13, 2002, we entered into a sublease with PIA, a company owned by a trust controlled by Lloyd McAdams, our President, Chairman and Chief Executive Officer, and Heather U. Baines, our Executive Vice President. Under the sublease, as amended on July 8, 2003, we lease approximately 5,500 square feet of office space from PIA and currently pay $51.05 per square foot in rent to PIA. The sublease runs through June 20, 2012 unless earlier terminated pursuant to the master lease. During 2007, we paid $277 thousand as office rental to PIA.

At December 31, 2007, the future minimum lease commitment is as follows:

Year	2008	2009	2010	2011	2012	Total Commitment
Commitment Amount	$284,965	$293,515	$302,332	$311,414	$158,012	$1,350,238

On October 14, 2002, we entered into an administrative agreement with PIA. Under the administrative agreement, PIA provides administrative services and equipment to us in the nature of accounting, human resources, operational support and information technology, and we pay an annual fee of seven basis points on the first $225 million of stockholder equity and 3.5 basis points thereafter (paid quarterly in advance) for those services. The administrative agreement had an initial term of one year and renews for successive one year terms each year thereafter unless either party gives notice of termination at least 90 days before the expiration of the then current annual term. We may also terminate the administrative agreement upon 30 days notice for any reason and immediately if there is a material breach by PIA. We paid fees of $264 thousand to PIA in 2007 in connection with this agreement.

Indemnification Agreements

In addition to the indemnification provisions contained in our articles of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify each such director or officer to the fullest extent permitted by Maryland law against expenses (including attorneys’ fees), judgments, fines and settlements incurred by such individual in connection with any action, suit or proceeding by reason of such individual’s status or service as a director or officer (other than liabilities with respect to which such individual receives payment from another source, arising in connection with certain final legal judgments, arising from knowing fraud, deliberate dishonesty, willful misconduct, in connection with assertions by such individuals not made in good faith or which are frivolous or which we are prohibited by applicable law from paying) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

Family Relationships

Lloyd McAdams and Heather U. Baines are husband and wife and Lloyd McAdams and Joseph E. McAdams are father and son.

AUDIT COMMITTEE

Audit Committee Report

The following is the report of the Audit Committee of Anworth Mortgage Asset Corporation (the “Company”) with respect to the Company’s audited financial statements for 2007, which include the consolidated balance sheets as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007 and the notes thereto.

Composition. The Audit Committee of the board is comprised of four directors and operates under a written charter adopted by the board. All members of the Audit Committee are financially literate and are “independent,” as defined in Rule 10A-3 under the Exchange Act and the rules of the NYSE.

Responsibilities. The responsibilities of the Audit Committee include recommending to the board an accounting firm to be engaged as the independent accountants and auditors. Management has primary responsibility for the internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to oversee these processes and the activities of the internal audit department.

Review with Management and Independent Accountants. The Audit Committee has reviewed the consolidated audited financial statements and met separately, and held discussions with, management and BDO Seidman, LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2007. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with BDO Seidman, LLP the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committee” and No. 90, “Audit Committee Communications.”

The independent accountants provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with BDO Seidman, LLP, the firm’s independence.

Conclusion. Based upon the Audit Committee’s discussions with management and the independent accountants, the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC.

Engagement of Independent Auditors. In March 2008, the Audit Committee recommended to the board the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2008.

Respectfully submitted by the Audit
Committee of the Board of Directors,

Joe E. Davis
Lee A. Ault, III
Charles H. Black Robert C. Davis

Audit and Related Fees

The following table presents fees for professional audit services rendered by BDO Seidman, LLP for the audit of our company’s annual financial statements for the years ended December 31, 2007 and December 31, 2006, and fees billed for other services rendered by BDO Seidman, LLP during 2007 and 2006:

	2007	2006
Audit fees	$656,000	$521,000
Audit-related fees	212,285	—
Tax fees	—	—
Other fees	—	—

Total:	$868,285	$521,000

Audit-related fees consist primarily of comfort letters and consent opinions related to our stock offerings.

Pre-approval Policies and Procedures

Consistent with SEC policies regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent auditor. At the beginning of the fiscal year, the Audit Committee pre-approves the engagement of the independent auditor to provide audit services based on fee estimates. The Audit Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Audit Committee receives a report at each meeting on the status of services provided or to be provided by the independent auditor and the related fees. All of the audit-related fees performed for the company during the fiscal year ended December 31, 2007 were pre-approved by the Audit Committee.

PROPOSAL NO. 2:

RATIFICATION OF McGLADREY & PULLEN, LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dismissal of independent registered public accounting firm

On March 19, 2008, the Audit Committee of the board of directors selected McGladrey & Pullen, LLP to replace BDO Seidman, LLP as the company’s independent registered public accounting firm. This decision was based on a reduction in audit fees. BDO Seidman, LLP was informed of its dismissal on March 19, 2008, which decision was recommended by the Audit Committee of the board of directors of Anworth. BDO Seidman, LLP’s reports on our financial statements for the fiscal years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years ended December 31, 2007 and 2006, and in the subsequent interim period through March 19, 2008, there were: (i) no disagreements between us and BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of BDO Seidman, LLP, would have caused BDO Seidman, LLP to make reference to the subject matter of the disagreement in their reports on the financial statements for such years, and: (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We have provided BDO Seidman, LLP a copy of this disclosure and requested that BDO Seidman, LLP furnish us with a letter addressed to the SEC stating whether BDO Seidman, LLP agrees with such disclosure or, if not, stating the respects in which it does not agree. We received the requested letter from BDO Seidman, LLP wherein it confirmed their agreement with the disclosure above as it relates to BDO Seidman, LLP. A copy of BDO Seidman, LLP’s letter has been filed as Exhibit 16.1 to a Current Report on Form 8-K filed with the SEC on March 26, 2008.

Engagement of new independent registered public accounting firm

On March 26, 2008, the Audit Committee of the board of directors of Anworth engaged McGladrey as its independent registered public accounting firm for the fiscal year ending December 31, 2008. During the company’s two most recent fiscal years ended December 31, 2007 and 2006 and through March 19, 2008, neither the company nor anyone on its behalf has consulted with McGladrey & Pullen, LLP regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s financial statements, and neither a written report nor oral advice was provided to us that McGladrey & Pullen, LLP concluded was an important factor considered by the company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

McGladrey & Pullen, LLP was recommended by the Audit Committee of the board to act in such capacity for the fiscal year ending December 31, 2008, subject to ratification by the stockholders. BDO Seidman, LLP served as the company’s independent registered public accounting firm for the fiscal year ended December 31, 2007.

We have been advised by McGladrey & Pullen, LLP that the firm has no relationship with our company or its subsidiaries or affiliates other than that arising from the firm’s engagement as auditors, tax advisors and consultants. If the selection of McGladrey & Pullen, LLP is not ratified by the affirmative vote of at least a majority of the shares casting votes on the matter at the meeting, or if prior to the annual meeting, McGladrey & Pullen, LLP should decline to act or otherwise become incapable of acting, or if its employment should be otherwise discontinued by the board, then in any such case the board will appoint other independent auditors whose employment for any period subsequent to the 2008 annual meeting will be subject to ratification by the stockholders at the 2008 annual meeting.

A representative of McGladrey & Pullen, LLP is expected to be present in person at the annual meeting to make a statement if he or she desires, and to respond to appropriate questions. A representative of BDO Seidman, LLP is not expected to be present in person at the annual meeting.

Vote Required

The affirmative vote of a majority of all votes cast on the matter at a meeting at which a quorum is present is necessary to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm.

The board unanimously recommends that you vote FOR the ratification of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Proxies received will be so voted unless stockholders specify otherwise in the proxy.

PROPOSAL NO. 3:

AMENDMENT TO OUR AMENDED ARTICLES OF INCORPORATION

Our Amended Articles of Incorporation, as amended, presently authorizes us to issue 120 million shares of stock, consisting of 100 million shares of common stock and 20 million shares of preferred stock. We are proposing to further amend our Amended Articles of Incorporation to increase the number of authorized shares of our common stock from 100 million to 200 million. It would not change the number of authorized shares of our preferred stock.

We propose that Article Sixth, Section (a) of our Amended Articles of Incorporation be amended to read in its entirety as follows (the “Amendment”):

“The total number of shares of stock of all classes which the Corporation has authority to issue is 220,000,000 shares of capital stock (par value $0.01 per share), of which 200,000,000 shares are initially classified as “Common Stock” and 20,000,000 shares are initially classified as “Preferred Stock.” This amendment increases the aggregate par value of all shares of stock of all classes from $1,200,000 to $2,200,000, as amended. The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock.”

By Unanimous Written Consent dated April [    ], 2008, our board approved and declared advisable the Amendment and hereby submits the Amendment to our stockholders for their consideration and approval.

At April 11, 2008, there were [                    ] shares of common stock issued and outstanding and [                    ] shares were reserved for issuance pursuant to our stock incentive plans and conversion of our outstanding convertible securities, leaving [                    ] shares of common stock available for further issuance. Consequently, our board believes it is advisable and in the best interests of our stockholders to increase the number of authorized shares of common stock to provide flexibility for future transactions, including raising additional capital, acquisitions, stock splits and other general corporate purposes. Furthermore, we maintain a shelf registration statement that allows us to issue common stock from time to time. We raise equity from time to time using this registration statement. We generally raise equity when it has a use of proceeds for investment opportunities. Historically, this process has enabled us to raise equity on an accretive basis for existing stockholders of common stock. The approval of the Amendment and the additional shares of authorized common stock will enable us to avoid the time-consuming and costly need to hold a special meeting of stockholders, which may adversely delay our ability to enter into a desirable transaction or deny us the flexibility to facilitate the effective use of our securities.

The additional common stock would be part of our current class of common stock and, if and when issued, would have the same rights and privileges as our common stock presently issued and outstanding. We may use authorized shares of common stock from time to time as appropriate and opportune situations arise. Our stockholders will not have any preemptive rights with respect to the additional shares being authorized. No further approval by stockholders would be necessary prior to the issuance of any additional shares of common stock, except as may be required by law or applicable NYSE rules. In certain circumstances, generally relating to the number of shares to be issued and the identity of the recipient, the rules of the NYSE require stockholder authorization in connection with the issuance of such additional shares. Subject to law and the rules of the NYSE, our board has the sole discretion to issue additional shares of common stock on such terms and for such consideration as may be determined by our board. Our board does not intend to issue any stock except for reasons and on terms which our board deems to be advisable and in the best interests of our stockholders. The issuance of any additional shares of common stock may have the effect of diluting the percentage of stock ownership of our present stockholders. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases.

Vote Required

The affirmative vote of the holders of a majority of the shares entitled to vote in person or by proxy at our annual meeting of stockholders is required to approve the proposed Amendment.

If our stockholders approve the proposal, the Amendment will be filed with the State Department of Assessments and Taxation of Maryland and the Amendment will be effective upon the filing and acceptance for record of the Articles of Amendment by the State Department of Assessments and Taxation.

The board unanimously recommends that you vote FOR the authorization of the Amendment. Proxies received will be so voted unless stockholders specify otherwise in the proxy.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors, officers and persons holding more than 10% of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the SEC. Such persons are also required to furnish us copies of the forms so filed. Based solely upon a review of copies of such forms filed with us, we believe that during 2007, our officers and directors complied with the Section 16(a) filing requirements on a timely basis.

Expenses of Proxy Solicitation

Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies, and we will reimburse such brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our common stock. Our directors, officers and employees may solicit proxies by telephone or in person (but will receive no additional compensation for such solicitation). We will bear the expense of this proxy solicitation.

Legal Proceedings

We have no material proceedings to which any of our directors, officers or affiliates, any owner of record or beneficially of more than 5% of any class of our voting securities, or any associate of any such director, officer, affiliate or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Annual Report

A copy of the annual report to stockholders of our company for the 2007 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Stockholder Proposals for 2009 Annual Meeting

Proposals of stockholders for consideration at the 2009 annual meeting of stockholders must be received by us no later than the close of business on December 19, 2008 in order to be included in our proxy statement and proxy relating to that meeting. In addition, the proxy solicited by the board for the 2009 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting unless we receive notice of such proposal on or before March 4, 2009.

Procedures for Recommending Director Candidates

Stockholders of our company wishing to recommend director candidates to the Nominating and Corporate Governance Committee must submit their recommendations in writing to the committee, c/o the Secretary, Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, 2nd Floor, Santa Monica, California 90401.

The Nominating and Corporate Governance Committee will consider nominees recommended by our stockholders provided that the recommendation contains sufficient information for the Nominating and Corporate Governance Committee to assess the suitability of the candidate, including the candidate’s qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the committee receive.

When selecting directors, the board will review and consider many factors, including those specified in our Corporate Governance Guidelines, which are posted on the “Corporate Governance” section of our web site at www.anworth.com (the information on our web site is not a part of this proxy statement). It considers recommendations from many sources, including members of the board, management and search firms. From time to time, we may hire search firms to help identify and facilitate the screening and interview process of director nominees. The Nominating and Corporate Governance Committee has full discretion in considering its nominations to the board.

Deadline and Procedures for Submitting Nominations to the Board

A stockholder wishing to nominate a candidate for election to the board at the next annual meeting is required to give written notice addressed to the Secretary, Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, 2nd Floor, Santa Monica, California 90401, of his or her intention to make such a nomination. The notice of nomination must be received by our corporate secretary at the address below no later than March 4, 2009.

The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination, as set forth in our bylaws. In addition, the notice of nomination must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under NYSE Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred. A nomination which does not comply with the above requirements will not be considered.

Communications to the Board

All communications to the board, the board committees or any individual director, must be in writing and addressed to them c/o the Secretary, Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, 2nd Floor, Santa Monica, California 90401. Communications received in writing will be forwarded to the named recipient(s).

April 18, 2008

By Order of the Board of Directors

/s/ Thad M. Brown
Thad M. Brown
Secretary

ANWORTH MORTGAGE ASSET CORPORATION

AMERICAN STOCK TRANSFER AND TRUST COMPANY

6201 15TH AVENUE

BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER

COMMUNICATIONS

If you would like to reduce the costs incurred by Anworth Mortgage Asset Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Anworth Mortgage Asset Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ANWMG1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ANWORTH MORTGAGE ASSET CORPORATION THE BOARD OF DIRECTORS RECOMMENDS A

VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 and 3.

Vote on Directors

1. To elect directors to hold office until the 2009 annual meeting of stockholders or until their successors are elected.

For

All

Withhold

All

For All

Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

NOMINEES:

1) Lloyd McAdams

2) Lee A. Ault

3) Charles H. Black

Vote on Proposals

4) Joe E. Davis

5) Robert C. Davis

6) Joseph E. McAdams

For Against Abstain

0 0 0

For Against Abstain

2. To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

0 0 0 3. To authorize an amendment to our Amended Articles of Incorporation to increase our authorized number of shares of common stock from 100 million to 200 million shares.

0 0 0

Note: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

For address changes and/or comments, please check this box and write them on the back where indicated. 0

Yes N o

Please indicate if you plan to attend this meeting. 0 0

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS OF

ANWORTH MORTGAGE ASSET CORPORATION

MAY 22, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible

Please detach along perforated line and mail in the envelope provided. ??

ANWORTH MORTGAGE ASSET CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 22, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Lloyd McAdams and Joseph E. McAdams, or either of them, each with full power of substitution, as proxies of the undersigned to attend the Annual Meeting of Stockholders of Anworth Mortgage Asset Corporation, to be held on Thursday, May 22, 2008 at 10:00 a.m. Pacific Time, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as indicated on the reverse side.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF (A) NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 2008, (B) THE ACCOMPANYING PROXY STATEMENT AND (C) THE ANNUAL REPORT ON THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007. THIS PROXY WILL BE VOTED AS SPECIFIED, OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE 6 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 and 3.

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE

PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on the reverse side)